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EXHIBIT  99D

U  S  WEST  Media  Group
7800  East  Orchard  Road
Englewood,  Colorado  80111

[U  S  WEST  Media  Group  logo  and  registered  mark]

News  Release

Release  Date:                    November  22,  1996

Contact:          Carolyn  Crawford
          U  S  WEST  Media  Group
          303-793-6551


 (CORRECTED VERSION) HOW THE U S WEST MEDIA GROUP AND CONTINENTAL CABLEVISION
                                MERGER AFFECTS
                           CONTINENTAL SHAREOWNERS


As part of their merger announced today, U S WEST Media Group (NYSE: UMG) and Continental Cablevision said the closing would have the following effect on Continental shareowners:

For each share they own, holders of Continental's Class A Common Stock will receive 0.841920 of a share of U S WEST Media Group Common Stock, and 0.246394 (see footnote A) of a share of U S WEST Series D Convertible Preferred Stock;

Continental's  Class  B  shareholders  may  choose  one  of  three  options:

1. STANDARD ELECTION - Class B shareholders would receive a combination of U S WEST Media Group Common Stock, U S WEST Series D Convertible Preferred Stock, and cash. For each Class B share, holders would receive 0.841920 of a share of Media Group stock, 0.075076 of a share of Series D Preferred Stock, and $8.56586 in cash.

2. STOCK ELECTION - Class B shareholders would receive, subject to proration, 1.178381 shares of U S WEST Media Group Common Stock and 0.105080 of a share of U S WEST Series D Convertible Preferred Stock.

3. CASH ELECTION - Class B shareholders would receive $30 in cash for each share they own.

Cash  will  be  paid  in  lieu  of  issuing  fractional  shares.

Each share of U S WEST Series D Convertible Preferred Stock will pay dividends at the rate of 4.500 percent annually and will be convertible at the option of the holder into 1.905 shares of U S WEST Media Group Common Stock.

U  S  WEST  Media  Group,  one  of  America's  largest  broadband communications companies, is involved in domestic and international cable and telephony, wireless communications, and directory and information
services.   For 1995, U S WEST Media Group reported proportionate revenues of
$5.1  billion.

Media Group is one of two major groups that make up U S WEST, a company in the connections business, helping customers share information, entertainment and communications services in local markets worldwide.
U S WEST's other major group, U S WEST Communications, provides telecommunications services in 14 western and midwestern states.

Footnote  A

In the original version of this news release, issued Nov. 15, 1996, an incorrect number was used to explain how much U S WEST Series D Convertible
Preferred Stock that holders of Continental's Class A Common Stock will receive for each of their shares. The correct number is 0.246394. (The incorrect number was 0.246344.)

The portion of a share pertaining to U S WEST Media Group Common Stock was correct in the initial release.